                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                          FFP MARKETING COMPANY, INC.

          I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act (the "TBCA"), do hereby adopt the following Articles of Incorporation for such corporation:

     1.   The name of the corporation is FFP Marketing Company, Inc..

     2.   The period of its duration is perpetual.

     3. The Corporation is organized for the purpose of engaging in any lawful act, activity and/or business for which corporations may be organized under the TBCA.

     4. (A) The aggregate number of shares of all classes that the Corporation shall have authority to issue is Ten Million (10,000,000) shares, consisting of
(i) One Million (1,000,000) preferred shares, par value $0.01 per share (the "Preferred Shares") and (ii) Nine Million (9,000,000) common shares, par value $0.01 per share (the "Common Shares"). The Preferred Shares and the Common Shares are sometimes referred to collectively herein as the "Equity Shares."

          (B) Preferred Shares. The Preferred Shares may be issued from time to time in one or more series as authorized by the Board of Directors. Prior to the issuance of shares of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (i) The designation of the series, which may be by distinguishing number, letter or title.

     (ii) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

     (iii) The redemption rights, including conditions and the price or prices, if any, for shares of the series.

     (iv) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

     (v) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

     (vi) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

     (vii) Restrictions on the issuance of shares of the same series or of any other class or series.

     (viii) The voting rights, if any, of the holders of shares of the series.

     (ix) Any other relative rights, preferences and limitations on that series.

     Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of these Articles of Incorporation, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

     (C)  Common Shares.

          (i) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

          (ii) Dividend Rights. The holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

          (iii) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation, the aggregate assets available for distribution to holders of Common Shares shall be determined in accordance with applicable law.

          (iv) Voting Rights. Except as may be provided in these Articles of Incorporation, and subject to the express terms of any series of Preferred Shares, the holders of Common Shares shall have the exclusive right to vote on all matters (as to which a common shareholder shall be entitled to vote pursuant to applicable law) at all meetings of the shareholders of the Corporation, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

     5. The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of cash, services performed or property actually received.

     6. The address of its initial registered office is 2801 Glenda Avenue, Fort Worth, Texas 76117-4391, and the name of its initial registered agent at such address is Steven B. Hawkins.


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

     7.   (A) The initial number of directors of the Corporation shall be one
(1).  The name and address of the initial member of the Board of Directors is:


           Name                               Address
           ----                               -------
     John H. Harvison                    2801 Glenda Avenue
                                         Fort Worth, Texas 76117-4391

     (B) From and after the date hereof, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no event shall there be less than one (1) or more than twenty-five (25) directors.

     (C) At such time as the Board of Directors shall consist of three (3) or more directors, the directors, other than those who may be elected by the holders of any series of Preferred Shares, shall be divided into three classes, as nearly equal in number as possible. One class of directors initially shall have a term expiring at the first annual meeting of shareholders held after such division into classes, another class initially shall have a term expiring at the second annual meeting of shareholders held after such division into classes, and another class initially shall have a term expiring at the third annual meeting of shareholders held after such division into classes. Members of each class shall hold office until their respective successors are elected and qualified. At each succeeding annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a majority vote of all votes cast at such meeting, to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

     (D) Except to the extent reserved to the shareholders by the TBCA, the Board of Directors shall have the exclusive power to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

     (E) Removal of Director. Subject to the rights of the holders of any series of Preferred Shares to elect additional directors (or remove such additional directors, once elected) under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 80 percent of the then-outstanding Equity Shares entitled to vote generally in the election of directors (the "Voting Shares"), voting together as a single class.

     (F) Permissible Criteria for Consideration of Best Interests. In determining what is in the best interest of the Corporation in connection with any proposed transaction; a director of the Corporation shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on the Corporation's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Corporation's employees, suppliers, creditors and customers and others dealing with the Corporation and on the communities in which the Corporation operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Corporation; (iv) whether a more favorable price could be obtained for the Corporation's shares or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Corporation;
(vi) the future value of the Corporation's securities; (vii) any legal or regulatory issues raised by the transaction; and (viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial objections of such other party or parties.

     (G) Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Articles of Incorporation of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of its shares: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its shares or the payment of other distributions on its shares; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves shall have been created shall have been paid or discharged); (iii) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and (iv) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

     (H) Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the Articles of Incorporation of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the laws of the State of Texas as now or hereafter in force.

     (I) Alteration of Authority Granted to the Board of Corporation. The affirmative vote of that proportion of the then-outstanding Voting Shares necessary to approve an amendment to these Articles of Incorporation pursuant to the Texas Business Corporation Act, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Section 7.1 of this Article VII.

     8. (A) Pursuant to Article 1302-7.06, Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the Corporation shall be liable, personally or otherwise, in any way to the Corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director's capacity as a director of the Corporation, except as otherwise expressly provided by Article 1302-7.06.B, as amended.

          (B)  Indemnification of Directors.
               ----------------------------

          (i) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under Texas law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

          (ii) The Corporation shall pay expenses actually incurred in connection with any proceeding in advance of its final disposition; provided, however, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of any undertaking and affirmation that may then be required by Texas law.

          (iii) If a claim under paragraph (B)(i) of this Article 8 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board, independent legal counsel, or its shareholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its shareholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

     (C)  Indemnification of Officers, Employees and Agents.  The Corporation
          -------------------------------------------------
may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Texas law.

     (D)  Expenses as a Witness.  To the extent that any director, officer,
          ---------------------
employee or agent of the Corporation is by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

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

     (E)  Insurance.  The Corporation may maintain insurance, at its expenses,
          ---------
to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expenses, liability or loss, whether or not the Corporation would have the power to indemnify such persons against such expenses, liability or loss under Texas law.

     (F)  Indemnity Agreements.  The Corporation may enter into agreements with
          --------------------
any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Texas law.

     (G)  Separability.  Each and every paragraph, sentence, term and provision
          ------------
of this Article 8 is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article 8 may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this
Article 8 and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

     (H)  Contract Right.  Each of the rights conferred on directors and
          --------------
officers of the Corporation by paragraphs A, B and D of this Article 8 and on employees or agents of the Corporation by paragraph D of this Article 8 shall be a contract right and any repeal or amendment of the provisions of this Article 8 shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

     (I)  Nonexclusivity.  The rights conferred in this Article 8 shall not be
          --------------
exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     9. The right to cumulate votes in the election of directors, and/or cumulative voting by any shareholder is hereby expressly denied.

     10. No shareholder of this Corporation shall, by reason of holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or

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such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class.

     11.  Voting Rights.

          a. Definitions. In General. In this Article 11, the following words have the meanings indicated.

               i. Affiliates. "Affiliate," including the term "Affiliated Person," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

               ii. Associate. "Associate," when used to indicate a relationship with any person, means:

                    (1) Any corporation or organization (other than the corporation or a subsidiary of the corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

                    (2) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

                    (3) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its Affiliates.

               iii Beneficial Owner. "Beneficial Owner," when used with respect to any Voting Shares, means a person:

                    (1) That, individually or with any of its Affiliates or Associates, beneficially owns Voting Shares, directly or indirectly; or

                    (2) That, individually or with any of its Affiliates or Associates, has:

                          (a) The right to acquire Voting Shares (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                          (b) The right to vote Voting Shares pursuant to any agreement, arrangement, or understanding; or

                          (c) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Shares with any other person that beneficially owns, or whose Affiliates or Associates Beneficially Own, directly or indirectly, such Voting Shares.

               iv.  Business Combination.  "Business Combination" means:

                    (1) Unless the merger, consolidation, or share exchange does not alter the contract rights of the shares as expressly set forth in these Articles of Incorporation or change or convert in whole or in part the outstanding shares of beneficial interest of the Corporation, any merger, consolidation, or share exchange of the Corporation or any subsidiary with (i) any interested shareholder or (ii) any other Corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation, or share exchange would be, an Affiliate of an Interested Shareholder that was an Interested Shareholder prior to the transaction;

                    (2) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of Voting Shares, in one transaction or a series of transactions in any 12-month period, to any Interested Shareholder or any Affiliate of any Interested Shareholder (other than the Corporation or any of its subsidiaries) of any assets of the Corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of Directors of the Corporation, an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of 10 percent or more of the total market value of the outstanding shares of the Corporation or of its net worth as of the end of its most recently ended fiscal quarter;

                    (3) The issuance or transfer by the Corporation, or any subsidiary, in one transaction or a series of transactions, of any equity securities of the Corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate of any Interested Shareholder (other than the Corporation or any subsidiary) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation's Voting Shares or any other method affording substantially proportionate treatment to the holders of Voting Shares;

                    (4) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation in which anything other than cash will be received by an Interested Shareholder or any Affiliate of any Interested Shareholder;

                    (5) Any reclassification of securities (including any reverse share split), or recapitalization of the Corporation, or any merger, consolidation, or share exchange of the Corporation with any subsidiary which has the effect, directly or indirectly, in one or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                    (6) The receipt by any Interested Shareholder or any Affiliate of any Interested Shareholder (other than the Corporation or any subsidiary) of the benefit, directly or indirectly (except proportionately as a shareholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the Corporation or any of its subsidiaries.

               v. Common Shares. "Common Shares" means any shares other than preferred or preference shares.

               vi. Control. "Control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by the Corporation's Voting Shares creates a presumption of control.

               vii.  Equity Security.  "Equity Security" means:

                     (1) Any stock or similar security, share of beneficial interest, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

                     (2) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase any equity security; or

                     (3) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

               viii. Interested Shareholder. "Interested Shareholder" means any person (other than the Corporation or any subsidiary or the Existing Holder) that:

                     (1)  (I)  Is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding Voting Shares of the Corporation; or

                          (II) Is an Affiliate or Associate of the Corporation
                               and at any time within the 2 year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, or 10 percent or more of the voting power of the then outstanding Voting Shares of the Corporation.

                     (2) For the purpose of determining whether a person is an Interested Shareholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by the person through application of subsection (D) of this section but may not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               ix.   Market Value.  "Market Value" means:

                     (1) In the case of shares, the highest closing sale price, regular way, during the 30 day period immediately preceding the date in question of such a share on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange, or, if such shares are not reported on a consolidated transaction reporting system, on the American Stock Exchange, or, if such shares are not listed or admitted to trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such shares are listed or admitted to trading, or, if such shares are not so listed or admitted to trading, the highest closing bid quotation with respect to such a share during the 30 day period preceding the date in question on The Nasdaq Stock Market, or any other nationally recognized automated quotation system then in use, or, if no such quotations are available, the fair market value on the date in question of such a share as determined by the Board of Directors of the Corporation in good faith; and

                     (2) In the case of property other than cash or shares, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.

               x. Subsidiary. "Subsidiary" means, unless the context indicates otherwise, any Corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

               xi. Voting Shares. "Voting Shares" means shares of the Corporation entitled to vote generally in the election of Directors.

     b.   Voting Requirements.

          i. Unless an exemption under Section (C)(iii) or (iv) of this Article applies, the Corporation may not engage in any business combination with any interested shareholder or any affiliate of the interested shareholder for a period of 5 years following the most recent date on which the interested shareholder became an interested shareholder.

          ii. Unless an exemption under Section (C) of this Article applies, in addition to any vote otherwise required by law or these Articles of Incorporation, a business combination that is not prohibited by subsection (i) of this Section (B) shall be recommended by the board of directors and approved by the affirmative vote of at least:

               (1) 80 percent of the votes entitled to be cast by outstanding Voting Shares of the Corporation, voting together as a single voting group; and

               (2) Two-thirds of the votes entitled to be cast by holders of Voting Shares other than Voting Shares held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group.

     c. When Voting Requirement Not Applicable

          i.   For purposes of this Section (C):

               (1) "Announcement Date" means the first general public announcement of the proposal or intention to make a proposal of the business combination or its first communication generally to shareholders of the Corporation, whichever is earlier,

               (2) "Determination Date" means the most recent date on which the interested shareholder became an interested shareholder, and

               (3)   "Valuation Date" means:

                     (a) For a business combination voted upon by shareholders, the latter of the day prior to the date of the shareholders' vote or the day 20 days prior to the consummation of the business combination; and

                     (b) For a business combination not voted upon by shareholders, the date of the consummation of the business combination.

          ii. The vote required by Section (B)(ii) of this Article does not apply to a business combination as defined in Section (A)(iv)(a) of this Article if each of the following conditions is met:

               (1) The aggregate amount of the cash and the Market Value as of the valuation date of consideration other than cash to be received per share by holders of common shares in such Business Combination is at least equal to the highest of the following:

                     (a) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                           fees) paid by the Interested Shareholder for any Common Shares of the same class or series acquired by it within the 5-year period immediately prior to the Announcement Date of the proposal of the Business Combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per Common Share from the earliest date through the Valuation Date, up to the amount of the interest; or

                     (b) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                           fees) paid by the Interested Shareholder for any Common Shares of the same class or series acquired by it on, or within the 5-year period immediately before, the Determination Date, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per Common Share from the earliest date through the Valuation Date, up to the amount of the interest; or

                     (c) The Market Value per Common Share of the same class or series on the announcement date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per Common Share from that date through the Valuation Date, up to the amount of the interest; or

                     (d) The Market Value per Common Share of the same class or series on the Determination Date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per Common Share from that date through the Valuation Date, up to the amount of the interest; or

                     (e) The price per share equal to the Market Value per Common Share of the same class or series on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the fraction of:

                           1. The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any Common Shares of the same class or series acquired by it within the 5-year period immediately prior to the Announcement Date, over

                           2. The Market Value per Common Share of the same class or series on the first day in such 5-year period on which the Interested Shareholder acquired any Common Shares.

               (2) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding shares other than Common Shares in the Business Combination is at least equal the highest of the following (whether or not the Interested Shareholder has previously acquired any shares of the particular class or series):

                    (a) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                          fees) paid by the Interested Shareholder for any shares of such class or series acquired by it within the 5-year period immediately prior to the Announcement Date of the proposal of the Business Combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per share of the class or series from the earliest date through the Valuation Date, up to the amount of the interest; or

                    (b) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                          fees) paid by the Interested Shareholder for any shares of such class or series acquired by it on, or within the 5-year period immediately prior to, the Determination Date, plus an amount equal to interest compounded annually from the earliest date on which highest per share acquisition price was paid through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per share of the class or series from the earliest date through the Valuation Date, to the amount of the interest; or

                    (c) The highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                    (d) The Market Value per share of such class or series on the Announcement Date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per share of the class or series from that date through the Valuation Date, up to the amount of the interest; or

                    (e) The Market Value per share of such class or series on the determination date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for 1-year United States Treasury obligations from time to time in effect, less aggregate amount of any cash dividends paid and the Market Value of any dividends paid in other than cash, per share of the class or series from that date through the Valuation Date, up to the amount of the interest; or

                    (f) The price per share equal to the market value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the fraction of:

                          1. The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any shares of any class of Voting Shares acquired by it within the 5-year period immediately prior to the Announcement Date, over


                          2. The Market Value per share of the same class of Voting Shares on the first day in such 5-year period on which the Interested Shareholder acquired any shares of the same class of Voting Shares.

               (3) The consideration to be received by holders of any class or series of outstanding shares is to be in cash or in the same form as the Interested Shareholder has previously paid for shares of the same class or series. If the Interested Shareholder has paid for shares of any class or series with varying forms of consideration, the form of consideration for such class or series shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by it.

               (4)(I) After the Determination Date and prior to the consummation of such Business Combination:

                      1. There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding preferred shares of the Corporation;

                      2.   There shall have been:

                           A. No reduction in the annual rate of dividends paid on any class or series of shares of the Corporation that are not preferred shares (except as necessary to reflect any subdivision of the shares); and

                           B. An increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse share split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares; and

                      3. The Interested Shareholder did not become the Beneficial Owner of any additional shares of the Corporation except as part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate share splits or share dividends.

               (II)   The provisions of sub-paragraphs 1. and 2. of subparagraph
                      (d)(I) above do not apply if no Interested Shareholder or an Affiliate or Associate of the Interested Shareholder voted as a Corporation Manager of the Corporation in a manner inconsistent with such sub-subparagraphs and the Interested Shareholder, within 10 days after any act or failure to act inconsistent with such sub-subparagraphs, notifies the board of Directors of the Corporation in writing that the Interested Shareholder disapproves thereof and requests in good faith that the board of Directors rectify such act or failure to act.

          iii   (I)   The provisions of Section (B) of this Article do not apply to Business Combinations that have specifically or generally been approved or exempted therefrom, in whole or in part, by resolution of the board of Directors of the Corporation at any time prior to the Determination Date.

                (II) Unless by its terms a resolution adopted under this subsection is made irrevocable, it may be altered or repealed by the board of Directors, but this shall not affect any Business Combinations that have been consummated, or are the subject of an existing agreement entered into, prior to the alteration or repeal.

          iv. The provisions of Section (B) of this Article do not apply to any Business Combination of the Corporation with an Interested Shareholder that became an Interested Shareholder inadvertently, if the Interested Shareholder:
(1) as soon as practicable (but not more than 10 days after the Interested Shareholder knew or should have known it had become an Interested Shareholder) divests itself of a sufficient amount of the Voting Shares of the Corporation so that it no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding Voting Shares of the Corporation; and (2) would not at any time within the 5-year period preceding the Announcement Date with respect to the Business Combination have been an Interested Shareholder except by inadvertence.

     d. With respect to any matter, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBCA or these Articles of Incorporation, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders. Unless otherwise provided in the Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

     12. No contract or other transaction between this Corporation and any person, firm, association or corporation and no act of this Corporation, shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of this Corporation is pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or is related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and the vote at such meeting of any such director may be counted in determining the approval of any such contract, transaction or act. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his office or be liable to the Corporation or to any shareholder or creditor thereof for any loss incurred by this Corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

     13. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Articles of Incorporation and any other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted, provided further that any Article dealing with voting rights may be amended only upon the affirmative vote of 80% of the votes entitled to be cast by outstanding voting shares of the Corporation, voting together as a single class.

     The name and address of the incorporator is:

          Name                           Address
          ----                           -------
     Jannat C. Thompson, Esq.       1445 Ross Avenue
                                    Suite 3200
                                    Dallas, Texas  75202

     IN WITNESS WHEREOF, I have hereunto set my hand, this ____ day of ______________, 1997.




                              Jannat C. Thompson, Esq.
                              1445 Ross Avenue, Suite 3200
                              Dallas, Texas 75202


                              DISCLAIMER

          I, the undersigned, being the incorporator of FFP Marketing Company, Inc., a corporation to be organized after these Articles of Incorporation are filed with the Secretary of State of the State of Texas, do hereby disclaim any and all interests in said Corporation.



                              Jannat C. Thompson, Esq.